                          TRANSITION SERVICES AGREEMENT

            1. Transition Services. During the term of this Agreement as set forth in Section 2 below (the "Transition Period"), Heinz Pet Products Company, a division of Star-Kist Foods, Inc. ("Heinz Pet Products") and H.J. Heinz Company of Canada, Ltd. ("Heinz Canada") (Heinz Pet Products and Heinz Canada are sometimes referred to together as "Seller") agree to provide or to cause their affiliates to provide to Windy Hill Pet Food Company, Inc. ("Buyer" or "Windy Hill Pet Food") the services set forth in Annex A with respect to Kozy Kitten Dry Cat Food, Kozy Kitten Semi-Moist Cat Food and Vets Dry Dog Food products and in Canada with respect to Tuffy's Dog Food and Tuffy's Cat Food (together, the "Kozy Kitten Products") (the "Transition Services").

            2. Term of Agreement. The term of this Agreement shall commence on April 29, 1996 (the "Closing") and shall continue for a period of ninety (90) days, unless earlier terminated by Windy Hill Pet Food upon five (5) days prior written notice to Heinz Pet Products. In that event, the service fee set forth in Section 7 shall be prorated. The term of this Agreement shall also be referred to as the "Transition Period".

            3. Confidentiality.

            (a) During the term of this Agreement, Buyer and its employees may from time to time have access to confidential information relating to the operation of Heinz Pet Products and its affiliates other than the Kozy Kitten, Tuffy's and other brands being acquired by Buyer. Windy Hill Pet Food agrees that such confidential information shall be retained in strict confidence and not disclosed to any third party; provided that confidential information shall not include information that: (i) is known or becomes known to the general public through no violation of this Agreement; (ii) was in Windy Hill Pet Food's possession prior to its being furnished to Windy Hill Pet Food by or on behalf of Heinz Pet Products; (iii) becomes available to Windy Hill Pet Food from a source other than Heinz Pet Products, provided that such source is not known by Windy Hill Pet Food to be bound by a confidentiality agreement with, or by a fiduciary or legal obligation to, Heinz Pet Products or any other party with respect to such information; or (iv) Windy Hill Pet Food can prove was independently developed by it without the use of confidential information. Buyer shall inform its agents and employees of the confidential nature of Heinz Pet Products' confidential information and shall be responsible for the breach of any provision of this Section 3 by its agents or employees.

            (b) During the term of this Agreement, Seller and its employees may from time to time have access to confidential information relating to the operation of Buyer and its affiliates. Seller agrees that such confidential information shall be retained in strict confidence and not disclosed to any third party; provided that confidential information shall not include information that: (i) is known or becomes known to the general public through no violation of this Agreement; (ii) was in Seller's possession prior to its being furnished to Seller by or on behalf of Buyer and was not sold to Buyer pursuant to the Asset Purchase Agreement, dated

April 17, 1996 (the "Asset Purchase Agreement"); (iii) becomes available to Seller from a source other than Buyer, provided that such source is not known by Seller to be bound by a confidentiality agreement with, or by a fiduciary or legal obligation to, Buyer or any other party with respect to such information; or (iv) Seller can prove was independently developed by it without use of the confidential information and was not sold to Buyer pursuant to the Asset Purchase Agreement. Seller shall inform its agents and employees of the confidential nature of Buyer's confidential information and shall be responsible for the breach of any provision of this Section 3 by its agents or employees.

            4. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

            5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

            6. Force Majeure.

            (a) Failure of performance of any obligation under this Agreement by either party, if occasioned by Act of God, strike, public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident, embargo or circumstance of like or different character beyond the control of the failing party shall not subject either party to any liability to the other party.

            (b) If, by reason of the provision of this section, either party is substantially prevented from performing for a period of 30 consecutive days or more, the party able to perform may cancel this Agreement by giving written notice to that effect to the other party. In such event, this Agreement will be concluded upon the notice without liability on the part of either party.

            7. Payments. For the services rendered under this Agreement, Buyer shall pay Seller a fee of $9,625 per month. Buyer shall also pay Seller the amounts for which Annex A indicates that Buyer is to reimburse Seller. Seller shall pay to Buyer the Cash Settlement as set forth in Annex B.

            8. Reconciliation and Net Payment. At the end of each of Seller's fiscal months during the term of this Agreement (the "Transition Period"), Seller will prepare a reconciliation (the "Reconciliation") with supporting documentation as Buyer reasonably requests of all payments required of Seller and Buyer to each other under this Agreement and under the Transition Storage and Handling Agreement, dated Apri1 29, 1996, between Seller and

Buyer. Seller shall make from the Reconciliation a determination of the net payment required (the "Net Payment") for that period and the direction of such payment (i.e., to Seller or to Buyer). The Net Payment will be due fifteen (15) days following the end of each fiscal month for which payment is due or, in cases in which payment is due from Buyer, five (5) days after receipt of the Reconciliation (or the next business day if such day falls on a weekend or a holiday). Within fifteen (15) days of delivery of the Reconciliation to Buyer, either party may object to the calculation of the Reconciliation. Unresolved objections shall be resolved pursuant to Section 12.

            9. General Intent. Except as the parties otherwise agree during the Transition Period, Seller shall provide only the transition services that are set forth on Annex A. Buyer shall use reasonable commercial efforts to terminate its use of such assistance, in accordance with Section 1, as soon as reasonably practicable.

            10. Validity of Documents. Each party shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

            11. Liability and Indemnification.

            (a) Seller's liability for any data processing errors, failure to comply with any standard of care or other errors occurring in connection with the services performed under this Agreement shall be limited to reprocessing the data, revising the reports or otherwise performing such services as are required to correct any error. Such remedies shall be exclusive of all other remedies available by statute, rule or regulations, under common law, in equity or otherwise. Buyer expressly waives its rights to any such other remedies available by statute, rule or regulation, under common law, in equity or otherwise.

            (b) Buyer shall indemnify, defend and hold harmless Seller from and against any and all claims, losses, demands, costs or liabilities, including reasonable attorneys' fees, resulting from or in connection with third party claims arising from Seller's performance of the services under this Agreement, unless such third party claims are due from Seller's gross negligence or willful misconduct in performing the services. Such indemnification shall survive the termination of this Agreement. Promptly upon receipt by Seller of notice of the assertion of any third party claim in respect to which indemnity may be sought against Buyer pursuant to this Section 11, Seller shall notify Buyer in writing thereof, but the omission to so notify Buyer will not relieve Buyer from any liability which it may have to Seller under this Section 11, except to the extent such failure to so notify materially prejudices the ability of Buyer to defend against such action. In defending against the claim, Buyer shall have the right to employ counsel of its own choosing and shall at all times have the power to direct the defense against the claim. Seller shall provide such assistance and cooperation as Buyer may reasonably request in connection with the defense of any claim with respect to which indemnity may be sought against Buyer pursuant to this Section 11.

            12. No Offsets. Under no circumstances whatsoever may Buyer or Seller be entitled to offset any amounts payable pursuant to this Agreement against any amounts payable pursuant to, or with respect to any claims of whatsoever nature between Buyer and Seller and any of their respective affiliates under, any other agreement or arrangement between Seller and Buyer or any of their respective affiliates, including, without limitation, the Asset Purchase Agreement, Kozy Kitten License Agreement, the Promissory Note or the Co-Pack Agreement and any other agreement contemplated by or executed in connection with the Asset Purchase Agreement. Notwithstanding the foregoing, either party shall be entitled to set off or recoup against any amount payable to the other party pursuant to this Agreement any amount payable by the other party to such first party pursuant to this Agreement.

            IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first written above.

                                        HEINZ PET PRODUCTS COMPANY
                                        A Division of Star-Kist Foods, Inc.


                                        By /s/ Michael Jon Bertasso
                                          ----------------------------------
                                          Name:  Michael Jon Bertasso
                                          Title: Chief Cost Officer

                                        WINDY HILL PET FOOD COMPANY, INC.


                                        By /s/ D. Gadd
                                          ----------------------------------
                                           Name:  D. Gadd
                                           Title: V.P. Finance

                                        H.J. HEINZ COMPANY OF CANADA, LTD.


                                        By /s/ F. W. Daily
                                          ----------------------------------
                                           Name:  F. W. Daily
                                           Title: Vice President

                    Annex A - "Transition Service Agreement"

Sales Operations

            a) Seller shall at Closing provide to Buyer a current file of all Kozy Kitten Products, including price lists, specifications, shipping requirements, current customer lists and any exceptions to pricing or shipping requirements from those published prices.
            b) Seller shall at Closing provide to Buyer terms of payment and lead times as published to class of trade and any exceptions to those published terms or lead times that may be in practice or committed to.
            c) Heinz Pet Products and Windy Hill Pet Food shall have, by Closing, agreed upon letters to the trade and brokers announcing the acquisition, transition, termination and appointment, in addition to any select letters covering any EDI and Customer Requirements Planning ("CRP") arrangements where appropriate. These letters will be mailed within twenty-four (24) hours of the Closing to the appropriate parties by both Heinz Pet Products and Windy Hill Pet Food.
            d) Seller will work with Windy Hill Pet Food before the Closing to determine mutually acceptable customers for continuous CRP of Kozy Kitten Products and determine any appropriate charges.
            e) Seller will, by or at the Closing, provide an understanding to Windy Hill Pet Food of promotional price programs, inclusive of off-invoice, bill backs, and other funds used for or charged to Kozy Kitten Products, including accrued funds and their handling by either Heinz Pet Products brokers or Seller personnel. This may be communicated orally or in writing, subject to questions of clarity.
            f) Seller shall provide to Buyer at the Closing the ending dates of price programs, inclusive of preprice, off-invoice, billbacks and/or other financial commitments and any exceptions that may apply to published dates.
            g) Heinz Pet Products at the Closing shall provide to Windy Hill Pet Food, the complete 1996 fiscal year Quarterly Sales Plan Binder for all markets and channels inclusive of first and second quarter of 1997 fiscal year as may have been given to Heinz Pet Products brokers for implementation. If not included in the Quarterly Sales Plan Binder, Heinz Pet Products will advise Buyer of any Kozy Kitten Products included in any Star-Kist-Heinz Pet Products umbrella promotions.

            h) Seller at the Closing shall provide to Windy Hill Pet Food the customer files that may be an exception to the market offers described above and those offers inclusive of dates.
            i) Seller at the Closing shall turn over to Buyer all available sales and/or marketing manuals, product information, product files and market files that are related to Kozy Kitten semi-moist and dry products, Tuffy's, Vets, Canine and Feline Prime that Buyer shall have acquired under the Asset Purchase Agreement.
            j) Seller will maintain an accrual for Kozy Kitten Products against transition invoices for customer performance charges and will advise Buyer monthly of the accrual amount and the amount of deduction charged that month. Supporting documentation will be available to support accruals and charges.
            k) Heinz Pet Products shall use its best efforts to cause its brokers to attend individual transition meetings with Windy Hill Pet Food brokers to be arranged by Windy Hill Pet Food brokers in conjunction with Heinz Pet Products broker schedules. The purpose of this meeting will be to insure a complete transition of customer commitments, issues, plans, promotions, and transfer of Heinz Pet Products broker files and Kozy Kitten information.
            l) Heinz Pet Products brokers, where terminated, will not need to provide or retain any sales support or headquarters support. Such brokers, however, shall accept and transmit orders for Kozy Kitten Products during the Transition Period.
            m) Heinz Pet Products will provide sales communications, service or direction to Heinz Pet Products sales personnel or broker as might be necessary to fulfill the transition arrangements.
            n) Heinz Pet Products will pay Heinz Pet Products terminated brokers for the first 30 days of transition in lieu of notice of termination. Heinz Pet Products will then pay the brokers, reimbursed by Windy Hill Pet Food, at a 50% rate for days 31-90. These payments are for order processing as appropriate in accordance with past practices.

Customer Services

            a) Seller will perform all order entry functions for the Buyer in a manner consistent with Seller's current practices with respect to the acquired brands.
            b) Heinz Pet Products broker will continue to accept, place and handle customer orders in a manner consistent with Heinz Pet Products and broker's current practices until the end of the Transition Period.

            c) Seller and brokers shall respond to customer issues and inquiries as appropriate and forward such issues and inquiries to Windy Hill Pet Food and its brokers for follow through or follow up during the transition period.
            d) Orders in the Seller's order entry system at the end of the Transition Period (the "Transition Date") will be processed as during Transition Period. Orders that Seller receives after the Transition Date will be kicked back to the Heinz Pet Products broker or Seller direct sales force and customer service at Windy Hill Pet Food for proper routing of future orders. Windy Hill Pet Food will be notified by Seller order entry of the order for appropriate handling by Windy Hill Pet Food.

Purchasing Services

            Seller will continue to perform all purchasing services (ingredients, MRO'S, etc.) until Windy Hill Pet Food can enter corresponding vendor agreements but no later than the Transition Date. Windy Hill Pet Food shall complete the transition of vendor agreements as soon as possible. Buyer shall reimburse Seller for all purchasing costs immediately upon presentation of an invoice to Buyer by Seller.

Accounting Services

            a) General Ledger Operations - Seller will provide Buyer with the information required to permit Buyer to convert the payroll function to its system by the Closing.

            b) Tuffy's lockbox accountant First Minnesota Bank will be transferred to Windy Hill Pet Food as of the Closing.

            c)    Seller shall provide to Buyer:

                  o actual sales report by month on an actual case basis by UPC.
                  o     Total monthly actual case sales report by customer.
                  o     Daily sales (actual case) report.

            See Annex C for specifications.

            d)    Seller shall provide to Buyer:

                  o     Monthly product contribution statement by product.
                  o     Consumer complaint reports.
                  o Other relevant reports regarding specific brokers/customers where information is reported directly to Heinz Pet Products.

                  o     Cash settlement arrangements per Annex B.


Information Services

Startup Work - Work necessary to provide transition services, including separating the acquired businesses from other Seller businesses. Specific items include:

            a) A monthly detail of invoices during the transition period and a 24 month history, by month, for each line item UPC from the end of the month prior to the Closing.
            b)    Accounts Receivable - customer master list.
            c) General Ledger - Perham structure for payroll and manufacturing.
            d)    Accounts Payable - vendor master list.
            e) Sales Reporting - daily sales by class in cases and monthly by UPC four working days after the Heinz Pet Products fiscal month close.
            f) Open purchase orders and other relevant vendor information (vendor master).
            g) Inventory management and all relevant warehousing information. Seller may fulfill this requirement by providing copies of the IM-675 report limited to the Kozy Kitten Products for all of Seller's warehouse locations during the Transition Period.
            h)    CRP where beneficial to Seller and Windy Hill Pet Food.
            i) Seller will provide assistance prior to the Closing regarding specific EDI setup for trading partners that Buyer is currently not engaged in EDI transactions with. (This is to shorten the "trial run" times to the shortest possible time to enable the fastest EDI transaction possible.)

Ongoing Services

            a) Initial computer support and other support related to running "applications."
            b) Equipment repairs and software maintenance, as necessary. Direct costs associated with repairs or maintenance of equipment and software owned by Windy Hill Pet Food or located at the new Windy Hill Pet Food facility is to be reimbursed to Sellers.
            c) Maintenance on the S/36 will be retained by Heinz Pet Products during the Transition Period and be treated as a reimbursed direct cost.
            d) Seller will provide Windy Hill Pet Food with any data that may not have been listed in this Agreement as it applies to the purchase of the acquired businesses to ensure a complete information exchange.

            e) Telecommunications, long distance and line services/modem dial-up necessary to support the transition services, in the event a Windy Hill Pet Food to Seller connection is necessary. Seller required hardware and/or software, whether purchased or developed by Windy Hill Pet Food employees, shall be furnished at Seller's expense, inclusive of training.
            f) CRP services for agreed upon customers at an agreed upon price.

Cut-over Activities and Projects - Work necessary to support the transfer of information to and the start-up of temporary Windy Hill Pet Food systems during and at the end of the Transition Period. Specific items include:

            a) Accounts payable - Buyer will transition each vendor as soon as possible pending credit agreements with each vendor.
            b)    Customer master.
            c)    Product master.
            d)    Sales history.
            e) Payroll information for production employees fifteen (15) calendar days before the anticipated Closing date.
            f)    Final inventory information at cut over.
            g)    Pricing data.
            h)    Promotional information in place at cut over.
            i)    Purchase order commitments information.

            Note: Seller will not provide payroll services to Windy Hill Pet
                  Food and will be responsible for filing tax information only up to the date of the Closing, subject to Buyer's receiving payroll information as specified above. Buyer will provide W-2s for all hourly employees for any payroll period that includes the Closing Date. Seller will provide Buyer prior to the Closing with such information as Buyer may require with respect to its provision of benefits to the hourly employees.

Transportation and Warehousing - Heinz Canada shall provide transportation and warehousing services through third party vendors. Buyer shall reimburse Heinz Canada for its actual cost for such services.

                           Annex B - "Cash Settlement"

Net settlement of revenues and expenses are defined as follows:

            Add:  Net sales revenue.
            Less: Reimbursement for warehousing.
            Less: Reimbursement for freight and delivery.
            Less: Reimbursement for swell allowances at historical HPP rates.
            Less: Reimbursement for coupons and other promotional expense.
            Less: Reimbursement for any other direct cost incurred for producing
                  Kozy Kitten products at the Topeka, Kansas plant at the December 1995 Perham standard rate (including freight), adjusted for price variance on raw materials and freight, as shown on Annex B-1.
            Less: Brokerage.

Net sales revenue shall be list sales less (i) off-face promotional allowances,
(ii) cash discounts (2% of list), and (iii) performance billbacks based on Seller's accruals at normal historical levels.

                                   ANNEX B-1

              PLANT STANDARDS             HEINZ PET PRODUCTS
[LOGO]        SORT - BY BRAND             FY 96 BUD                    28-Mar-96
Heinz                                                                    4:00 PM

                                                           FCST
PPIC     CA                                                ----                                                 COLD     Percent
CODE    CODE   CT  SIZE  UM  CA DESC                       PROD.   ING.     PKG.     LABOR   VAR O/H    FRT    STORAGE    Cold
----    ----   --  ----  --  -------                       -----   ----     ----     -----   -------    ---    -------   -------

2050 KOZY KITTEN DRY
P00540  63013  1   20    LB  KK Sea Sweet DCF                      1.8175   0.5477   0.0639   0.1922   0.0000   0.0000   0.0000
P58490  63032  12  3.12  LB  KK Sea Sweet 1.69 DCF                 3.3995   1.9977   0.1474   0.4808   1.2984   0.0000   0.0000
P58500  63033  12  3.12  LB  KK Country Mix 1.69 DCF               3.3567   1.9977   0.1474   0.4808   1.2496   0.0000   0.0000
P59240  63036  12  16    OZ  KK Sea Sweet .69 DCF                  1.1136   1.2442   0.0663   0.1865   0.4842   0.0000   0.0000
P59250  63037  12  16    OZ  KK Country Mix .69 DCF                1.0996   1.2442   0.0663   0.1865   0.4847   0.0000   0.0000
P60010  63038  12  16    OZ  KK Sea Sweet DCF              150.9   1.1136   1.2442   0.0663   0.1865   0.4528   0.0000   0.0000
P60020  63037  12  16    OZ  KK Country Mix DCF            81.8    1.0996   1.2442   0.0663   0.1865   0.4253   0.0000   0.0000
P60030  63036  12  16    OZ  KK Catfish DCF                        1.1376   1.2442   0.0663   0.1865   0.4842   0.0000   0.0000
P60070  63045  12  16    OZ  KK Sea Sweet .79 DCF          65.4    1.1136   1.2442   0.0663   0.1865   0.4842   0.0000   0.0000
P60680  63044  12  16    OZ  KK Country Mix .79 DCF        54.4    1.0996   1.2442   0.0663   0.1865   0.4847   0.0000   0.0000
P60690  63032  12  3.12  LB  KK Sea Sweet DCF              251.1   3.3995   1.9977   0.1474   0.4808   1.1978   0.0000   0.0000
P60700  63033  12  3.12  LB  KK Country Mix DCF            95.9    3.3567   1.9977   0.1474   0.4808   1.0267   0.0000   0.0000
P60710  63034  12  3.12  LB  KK Catfish DCF                        3.4729   1.9977   0.1474   0.4808   1.2496   0.0000   0.0000
P65870  63043  12  3.12  LB  KK Catfish 1.49 DCF                   3.4729   1.9977   0.1474   0.4808   1.2496   0.0000   0.0000
P65880  63042  12  3.12  LB  KK Sea Sweet 1.59 DCF         127.0   3.3995   1.9977   0.1474   0.4808   1.2984   0.0000   0.0000
P65890  63041  12  3.12  LB  KK Country Mix 1.59 DCF       60.5    3.3567   1.9977   0.1474   0.4808   1.2496   0.0000   0.0000
P65900  63031  5   6.5   LB  KK Sea Sweet DCF              106.8   2.9506   1.5395   0.1785   0.4530   1.0893   0.0000   0.0000
P65910  63030  5   6.5   LB  KK Country Mix DCF            30.0    2.9135   1.5395   0.1785   0.4530   0.7747   0.0000   0.0000
P66790  63050  5   6.5   LB  KK Country Mix 3.49 DCF       1.2     2.9135   1.4575   0.1785   0.4530   0.8171   0.0000   0.0000
P66800  63040  5   6.5   LB  KK Sea Sweet 3.49 DCF         4.9     2.9506   1.4575   0.1785   0.4530   0.8209   0.0000   0.0000
P66900  63029  1   16    LB  KK Sea Sweet DCF              102.8   1.4569   0.5056   0.0587   0.1714   0.4677   0.0000   0.0000
P67710  63013  1   20    LB  KK Sea Sweet DCF              0.0     1.8175   0.5477   0.0639   0.1922   0.0000   0.0000   0.0000
PUN136    NA   12  3.12  LB  KK Sea Sweet 1.69 PP          66.5    3.3995   1.9977   0.1474   0.4808   1.1978   0.0000   0.0000


PPIC        TOTAL       FIXED        TOTAL
CODE         VAR         O/H          COST
----        -----       -----        -----

P00540      2.6213      0.2222       2.8435
P58490      7.3238      0.5946       7.9164
P58500      7.2322      0.5946       7.8268
P59240      3.0948      0.2784       3.3732
P59250      3.0813      0.2784       3.3597
P60010      3.0634      0.2784       3.3418
P60020      3.0219      0.2784       3.3003
P60030      3.1188      0.2784       3.3972
P60070      3.0948      0.2784       3.3732
P60680      3.0813      0.2784       3.3597
P60690      7.2232      0.5946       7.8178
P60700      7.0093      0.5946       7.6039
P60710      7.3484      0.5946       7.9430
P65870      7.3484      0.5946       7.9430
P65880      7.3238      0.5946       7.9184
P65890      7.2322      0.5946       7.8268
P65900      6.2109      0.6431       6.8540
P65910      5.8592      0.6431       6.5023
P66790      5.8195      0.6431       6.4627
P66800      5.0605      0.6431       5.6038
P66900      2.6603      0.2077       2.8680
P67710      2.6213      0.2222       2.8435
PUN136      7.2232      0.5946       7.0170

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B        AR       COM      BRN      SIZE    FLVR     PK       COUNT
-----------------------------------------------------------------------

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                                       PENDING
DOLLARS   AVG      AVG                 ORDERS   CURRENT    PENDING
MTD NET   NET/     LIST/   MTD         THIS     MONTHS     ORDERS   TODAYS
AMT       CASE     CASE    INVOICE     MONTH    BUSINESS   FUTURE   INVOICE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

          LAST
          YEARS
          MONTH    PCT
TODAYS    END      TO
ORDERS    INVOICE  LAST
-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

-------------------------

                  Annex D - "Accounting Services Reimbursement"

Accounting
Finance
MIS
Purchasing
Manufacturing
Management
Broker Management
Deduction Clearing
Transition Support
Consumer Affairs
Other


                                     - 11 -